ITEM 77Q(a)(i) - COPIES OF ANY MATERIAL AMENDMENTS TO THE REGISTRANT'S CHARTER OR BY-LAWS



FEDERATED INSTITUTIONAL TRUST

Amendment No. 7
DECLARATION OF TRUST
dated June 9, 1994


	THIS Declaration of Trust is amended as follows:

	Delete the first paragraph of Section 5 in Article III from the Declaration of Trust and substitute in its place the following:

	"Section 5.  Establishment and Designation of Series or Class.

	Without limiting the authority of the Trustees set forth in
Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes of the Trust shall be and are established and designated as:

Federated Government Ultra Short Fund
Institutional Service Shares
Institutional Shares
Federated Institutional High Yield Bond Fund

	The undersigned hereby certify that the above stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees on the 22nd day of August, 2002.

WITNESS the due execution hereof this 22nd day of August. 2002.


/s/ John F. Donahue		/s/ Lawrence D. Ellis, M.D.
John F. Donahue		Lawrence D. Ellis, M.D.

/s/ Thomas G. Bigley		/s/ Peter E. Madden
Thomas G. Bigley		Peter E. Madden

/s/ John T. Conroy, Jr.		/s/ Charles F. Mansfield, Jr.
John T. Conroy, Jr.		Charles F. Mansfield, Jr.

/s/ Nicholas P. Constantakis		/s/ John E. Murray, Jr.
Nicholas P. Constantakis		John E. Murray, Jr.

/s/ John F. Cunningham		/s/ Marjorie P. Smuts
John F. Cunningham		Marjorie P. Smuts

/s/ J. Christopher Donahue		/s/ John S. Walsh
J. Christopher Donahue		John S. Walsh

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